Exhibit 99.1

Target Hospitality Announces  Fourth Quarter and Full Year 2019 Results

THE WOODLANDS, Texas,  March 11, 2020 (BUSINESS WIRE)  – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium catering and value-added hospitality services in the U.S.,  today reported results for the fourth quarter and year ended December 31, 2019.(1)

Financial and Operational Highlights for the Year Ended 2019

•	Revenues increased to $321.1 million, up 33% year-over-year, led by 44% growth in average available beds
•	Net income of $6.2 million, and Adjusted net income(2) of $46.3 million, up 41% year-over-year
•	Basic and diluted earnings per share of $0.07, and Adjusted basic and diluted earnings per share(2) of $0.49
•	Adjusted EBITDA of $159.2 million, up 36% year-over-year with Adjusted EBITDA margin(2) of 50%
•	Increase in average utilized beds to 9,923, up 42% year-over-year, driven by a combination of acquisitions and organic bed additions
•	Significant cash generation, with net cash provided by operating activities of $60.5 million for the year ended December 31, 2019
•	Completed the integration of communities acquired from Superior Lodging and ProPetro, adding over 750 news beds to the network and converting all four communities into full turnkey facilities
•	Two new communities in Carlsbad, New Mexico and Orla, Texas became operational for a total of 600 beds; expansion activities for an additional 200 beds completed as planned

Executive Commentary

“Our 2019 results demonstrate Target’s resiliency through challenging business cycles.  While the second half of 2019 produced headwinds we did not anticipate, our business performed well considering the challenges our energy end market customers faced,” stated Brad Archer, President and Chief Executive Officer.

“Despite these headwinds, we generated record cash flow from operations.  As we indicated in our 2020 outlook, we will continue to generate meaningful discretionary cash flow as we move through 2020.  This will provide the opportunity for Target to continue creating shareholder value by strengthening the financial posture of the Company through debt reduction or other accretive shareholder initiatives,” concluded Mr. Archer.

Financial Results

Full Year Summary Highlights

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Years Ended ($ in ‘000s, except ADR and per share amounts)	December 31, 2019	December 31, 2018	Change
Revenue	$321,096	$240,600	33%
Net income	$6,236	$4,956	26%
Earnings per share – basic and diluted	$0.07	$0.12	(45)%
Adjusted net income	$46,308	$32,914	41%
Adjusted earnings per share(2) – basic and diluted	$0.49	$0.80	(39)%
Adjusted EBITDA	$159,188	$116,813	36%
Adjusted EBITDA margin	50%	49%	100	bps
Average daily rate (ADR)	$81.20	$82.70	(2)%
Average available beds	12,004	8,334	44%
Average utilized beds	9,923	6,977	42%
Utilization	83%	84%	(1)%

Total revenue for the year ended December 31, 2019 increased by 33% to $321.1 million compared to $240.6 million for the same period in 2018. Revenue growth was primarily driven by approximately 4,400 new bed additions as a result of the Signor acquisition, new communities, and expansions. Net income for the year ended December 31, 2019 was $6.2 million, or $0.07 per share, compared to $4.9 million, or $0.12 per share for the same period in 2018.  Adjusted net income for the year ended December 31, 2019 was $46.3 million, a 41% increase over the prior year.

Adjusted EBITDA increased by 36% to $159.2 million for the year ended December 31, 2019 compared to $116.8 million for the same period in 2018. Adjusted EBITDA margin remained robust at 50% for the year ended December 31, 2019.

ADR decreased by approximately $1.50, or 2%, to $81.20 for the year ended December 31, 2019 compared to the same period in 2018. The decrease in ADR was primarily due to a lower average ADR from the acquired Signor communities. Average utilized beds were 9,923 for the year ended December 31, 2019, an increase of 2,946 utilized beds or 42%, compared to the same period in 2018.  Average available bed utilization was 83% for the year ended December 31, 2019.

Continued strong operating performance and reduced working capital requirements resulted in significant cash generation. The Company reported $60.5 million of net cash provided by operating activities for the year ended December 31, 2019.

Fourth Quarter Summary Highlights

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR and per share amounts)	December 31, 2019	December 31, 2018	Change
Revenue	$76,113	$96,152	(21)%
Net income	$66	$3,877	(98)%
Earnings per share – basic and diluted	$0.00	$0.05	(99)%
Adjusted net income	$6,398	$11,294	(43)%
Adjusted earnings per share(2) – basic and diluted	$0.07	$0.15	(56)%
Adjusted EBITDA	$36,044	$43,885	(18)%
Adjusted EBITDA margin	47%	46%	100	bps
Average daily rate (ADR)	$80.90	$83.10	(3)%
Average available beds	12,942	11,362	14%
Average utilized beds	9,789	9,809	(0)%
Utilization	76%	86%	(12)%

Total revenue for the three months ended December 31, 2019 decreased by 21% to $76.1 million compared to the same period in 2018. This revenue decrease was driven by a reduction in the activity associated with the TC Energy Corporation’s (“TCPL”) project. Net income for the three months ended December 31, 2019 was $0.1 million, compared to $3.9 million for the same period in 2018. The decrease was largely attributable to a $6.9 million pre-tax net loss on the sale of non-strategic land parcels during the three months ended December 31, 2019.  Adjusted net income for the three months ended December 31, 2019 was $6.4 million, or $0.07 per share.

Adjusted EBITDA decreased by 18% to $36.0 million for the three months ended December 31, 2019 compared to the same period in 2018. Adjusted EBITDA margin remained strong at 47% for the three months ended December 31, 2019.

ADR decreased by approximately $2.20, or 3%, to $80.90 for the three months ended December 31, 2019 compared to the same period in 2018. The decrease in ADR was primarily due to a lower average ADR from the acquired Signor communities. Average utilized beds were 9,789 and average bed utilization was 76% for the three months ended December 31, 2019.

Portfolio Expansions and Acquisitions

In 2019, the Company announced and commenced operations at two new communities – a 400-bed community in Carlsbad, New Mexico previously announced in February 2019 and a 200-bed community in Orla, Texas previously announced in May 2019. In addition, expansion activities to add a total of 300 beds at these two new communities were completed and operational in the fourth quarter of 2019.  These two new communities were underwritten by multi-year contracts that include Target Hospitality’s full suite of turnkey accommodations and hospitality services.

Integration of three Texas communities at Orla North, Orla South, and Kermit acquired from Superior Lodging late in the second quarter, and one community in Midland, Texas acquired from ProPetro early in the third quarter have been completed. Target Hospitality signed a long-term contract with ProPetro concurrent with this transaction closing and

TH 4Q 2019 Earnings Release	Page 2 of 14

continues to focus on contract conversions for Superior Lodging communities. In addition, Target Hospitality completed the conversion of all four communities into full-turnkey facilities with 24-hour catering and value-added hospitality services.

Subsequent to year end, on January 13, 2020, the Company announced an additional 100 room expansion to the El Capitan community located in Orla, Texas.  This marked the second expansion to this community, doubling its size in its first year of operation.

Capital Management

Capital expenditures for the year ended December 31, 2019 were approximately $116 million, including the $35 million acquisition of Superior and ProPetro lodges, $79 million related to investments in new communities’ development and expansions, along with upgrades and conversions at Signor communities and $2.0 million of maintenance capital expenditures.

As of December 31, 2019, the Company had $6.8 million of cash and cash equivalents, and $420 million in gross amount of total long-term debt, which included $340 million in aggregate principal amount of Senior Secured Notes due March 2024 and borrowings of $80 million under the $125 million revolving credit facility. The Company had consolidated net leverage of 2.6 times as defined in the credit facility.

As of March 10, 2020, the Company repurchased 4,414,767 shares of its common stock for approximately $23.6 million. The stock repurchases were executed pursuant to the $75 million stock repurchase program announced in August 2019 and represent approximately 31.5% of total share repurchase authorization executed to date. This repurchase program may be suspended from time to time, modified, extended or discontinued at any time.  Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any shares of common stock repurchased will be held as treasury shares.

For the year ended December 31, 2019, the Company had 94,501,789 weighted average shares of common stock outstanding, excluding the 5,015,898 shares of common stock issued and held in escrow.

TH 4Q 2019 Earnings Release	Page 3 of 14

Segment Results – Fourth Quarter 2019

Permian Basin

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	December 31, 2019	December 31, 2018	Change
Revenue	$53,191	$50,080	6%
Adjusted gross profit	$29,957	$30,273	(1)%
Adjusted gross profit margin	56%	60%	(410)	bps
Average daily rate (ADR)	$83.90	$86.70	(3)%
Average available beds	9,141	7,092	29%
Average utilized beds	6,706	6,679	~0%
Utilization	73%	94%	(22)%

Revenue for the three months ended December 31, 2019 increased by 6% to $53.2 million compared to $50.1 million for the same period in 2018. Revenue growth was attributable to a higher number of average available beds through Signor integration and approximately 650 beds from expansion of communities in response to stronger demand for full turnkey accommodations and hospitality services. Adjusted gross profit margin was 56% for the three months ended December 31, 2019, a 410-basis point reduction from the same period in 2018, reflecting lower ADR and utilization.

ADR decreased by $2.80, or 3%, to $83.90 compared to the same period in 2018, primarily due to an unfavorable mix impact from acquired Signor communities and reduction in ADR at legacy Target Lodging communities. Average available beds for the three months ended December 31, 2019 increased by 2,049 to 9,141. Average utilized beds increased by 27 to 6,706 beds for the three months ended December 31, 2019 compared to the same period in 2018.

Bakken Basin

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	December 31, 2019	December 31, 2018	Change
Revenue	$4,091	$5,782	(29)%
Adjusted gross profit	$1,283	$2,508	(49)%
Adjusted gross profit margin	31%	43%	(1,201)	bps
Average daily rate (ADR)	$78.60	$80.10	(2)%
Average available beds	1,019	1,413	(28)%
Average utilized beds	554	617	(10)%
Utilization	54%	43%	25%

Revenue for the three months ended December 31, 2019 decreased by 29% to $4.1 million compared to $5.8 million for the same period in 2018. The decrease was attributable to lower ADR and fewer average utilized beds reflecting reduced activity level from the same period in 2018. Adjusted gross profit margin for the three months ended December 31, 2019 was 31%, a  1,201-basis point reduction from the same period in 2018.

ADR decreased by $1.50, or 2%, to $78.60 compared to the same period in 2018. Average available beds for the three months ended December 31, 2019 decreased by 394 to 1,019. The reduction of available beds was primarily due to the closure of Dunn County community in the fourth quarter of 2018. As a result of the reduction in average available beds, utilization for the three months ended December 31, 2019 improved to 54%.

TH 4Q 2019 Earnings Release	Page 4 of 14

Government

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	December 31, 2019	December 31, 2018	Change
Revenue	$16,858	$16,657	1%
Adjusted gross profit	$12,218	$12,163	~0%
Adjusted gross profit margin	73%	73%	50	bps
Average daily rate (ADR)	$74.50	$74.70	~(0)%
Average available beds	2,400	2,400	-%
Average utilized beds	2,400	2,400	-%
Utilization	100%	100%	-%

Revenue for the three months ended December 31, 2019 increased to $16.9 million compared to $16.7 million for the same period in 2018. Adjusted gross profit margin for the three months ended December 31, 2019 was flat at 73% compared to the same period in 2018. Average available beds of 2,400 were fully utilized for the three months ended December 31, 2019, with an ADR of $74.50.

All Other

Refer to exhibits to this earnings release for reconciliation of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	December 31, 2019	December 31, 2018	Change
Revenue	$1,973	$23,633	(92)%
Adjusted gross profit	$411	$4,841	(92)%
Adjusted gross profit margin	21%	21%	35	bps

This segment’s operations consist primarily of revenue from the construction phase of the TCPL project as well as vertically integrated specialty rental and hospitality services revenue not included in our other segments. A full TCPL contract release remains outstanding pending a final investment decision by TC Energy. Revenue for the three months ended December 31, 2019 decreased 92% to $2.0 million compared to $23.6 million for the same period in 2018. Revenue decreased as a result of the significant reduction in activity associated with TCPL project.

Conference Call

The Company has scheduled a conference call for Thursday, March 12, 2020 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the fourth quarter and full year 2019 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Reference:	Target Hospitality

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

A replay of the conference call will be available for approximately 30 days and can be accessed through the Investors section of Target Hospitality’s website or by dialing 1-844-512-2921 (for Domestic callers), or 1-412-317-6671 (for International callers), with passcode 13699505.

TH 4Q 2019 Earnings Release	Page 5 of 14

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders or regulatory proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)

The results presented in this press release reflect the combined results of Target Lodging and Signor for the year ended December 31, 2019 and the fourth quarter of 2019 and only include the results of Signor from September 7, 2018 onward for the for the year ended December 31, 2018.

(2)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin. Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

We have included Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.

Definitions:

Target Hospitality defines Adjusted net income, as Net income (loss) plus the following adjustments to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•	Restructuring costs: Algeco US Holdings LLC (“Target Parent”) incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.
•

Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•

Other expense (income), net: Other expense (income), net includes losses from the sale of certain land parcels, consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversion and other immaterial non-cash charges. Results

TH 4Q 2019 Earnings Release	Page 6 of 14

for 2018 relate primarily to the gain on involuntary conversion and a recharge of management fees from Target Parent to an affiliate.

•

Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the business combination (the “Business Combination”) of Platinum Eagle Acquisition Corp., Target Logistics Management, LLC and RL Signor Holdings, LLC (“Signor”).

•	Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging and Signor.
•

Loss on impairment: Loss on impairment due to write-downs of non-strategic asset groups in the Permian, Bakken and Canadian operations of the business.  We view impairment charges as accelerated depreciation, and depreciation is excluded from EBITDA.

•

Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

•	Other adjustments: System implementation costs, claim settlement, certain severance costs, and other non-cash charges.
•	Income tax benefits: The above described amounts are offset by the related income tax benefits at the Company's effective tax rate for the above items.

Target Hospitality defines Adjusted earnings per share as Adjusted net income divided by weighted average shares outstanding for the period.

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•

Other expense (income), net: Other expense (income), net includes losses from the sale of certain land parcels, consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversion and other immaterial non-cash charges.  Results for 2018 relate primarily to the gain on involuntary conversion and a recharge of management fees from Target Parent to an affiliate.

•	Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.
•	Currency (gains) losses, net: Foreign currency transaction gains or losses.
•

Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.  Such amounts were funded by proceeds from the Business Combination.

•	Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging and Signor.
•

Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•

Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

•	Other adjustments: System implementation costs, claim settlement, accounting standard implementation costs, certain severance costs, and other non-cash charges.
•

Loss on impairment: Loss on impairment due to write-downs of non-strategic asset groups in the Permian, Bakken and Canadian operations of the business.  We view impairment charges as accelerated depreciation, and depreciation is excluded from EBITDA.

Target Hospitality defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue for the same period.

Utility and Purposes:

We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or

TH 4Q 2019 Earnings Release	Page 7 of 14

among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (I) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH 4Q 2019 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Services income	$57,723	$63,271	$242,817	$163,656
Specialty rental income	16,723	12,405	59,826	53,735
Construction fee income	1,667	20,476	18,453	23,209
Total revenue	76,113	96,152	321,096	240,600
Costs:
Services	29,497	43,791	120,712	93,064
Specialty rental	2,747	2,576	9,950	10,372
Depreciation of specialty rental assets	12,338	8,430	43,421	31,610
Loss on impairment	—	15,320	—	15,320
Gross profit	31,531	26,035	147,013	90,234
Selling, general and administrative	9,647	6,196	76,464	41,340
Other depreciation and amortization	3,881	3,660	15,481	7,518
Restructuring costs	—	764	168	8,593
Currency (gains) losses, net	(46)	77	(123)	149
Other expense (income), net	6,593	(6,890)	6,872	(8,275)
Operating income	11,456	22,228	48,151	40,909
Loss on extinguishment of debt	—	—	907	—
Interest expense, net	9,345	9,175	33,401	24,198
Income before income tax	2,111	13,053	13,843	16,711
Income tax expense	2,045	9,176	7,607	11,755
Net income	66	3,877	6,236	4,956
Other comprehensive loss
Foreign currency translation	(31)	(550)	(95)	(841)
Comprehensive income	35	3,327	6,141	4,115

Weighted average number of shares outstanding - basic and diluted	97,835,525	74,786,327	94,501,789	41,290,711

Net income per share - basic and diluted	$0.00	$0.05	$0.07	$0.12

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Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	December 31,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$6,787	$12,194
Accounts receivable, less allowance for doubtful accounts	48,483	57,106
Other current assets	5,525	5,686
Total current assets	$60,795	$74,986

Specialty rental assets, net	353,695	293,559
Goodwill and Other intangible assets, net	158,904	161,563
Other non-current assets	27,398	34,924
Total assets	$600,792	$565,032

Liabilities:
Accounts payable	7,793	21,597
Deferred revenue and customer deposits	16,809	17,805
Other current liabilities	36,319	25,746
Total current liabilities	$60,921	$65,148

Long-term debt, net	323,258	—
Revolving credit facility	80,000	20,550
Other non-current liabilities	13,211	130,343
Total liabilities	$477,390	$216,041

Stockholders' Equity:
Common stock and other stockholders' equity	85,687	317,512
Accumulated earnings	37,715	31,479
Total stockholders' equity	$123,402	$348,991
Total liabilities and stockholders' equity	$600,792	$565,032

TH 4Q 2019 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Years Ended
	December 31,
	2019	2018

Cash, cash equivalents and restricted cash - beginning of year	$12,451	$12,533

Cash flows from operating activities:
Net income	6,236	4,956
Adjustments:
Depreciation	44,585	31,952
Amortization of intangible assets	14,317	7,176
Other non-cash items	22,252	26,010
Changes in operating assets and liabilities	(26,895)	(43,891)
Net cash provided by operating activities	$60,495	$26,203

Cash flows from investing activities:
Purchase of specialty rental assets	(84,732)	(78,733)
Purchase of business	(30,000)	(200,099)
Other investing activities	2,027	58,172
Net cash used in investing activities	$(112,705)	$(220,660)

Cash flows from financing activities:
Repurchase of common stock	(18,241)	—
Other financing activities	64,893	194,553
Net cash provided by financing activities	$46,652	$194,553

Effect of exchange rate changes on cash	(54)	(178)

Change in cash, cash equivalents and restricted cash	(5,612)	(82)

Cash, cash equivalents and restricted cash - end of year	$6,839	$12,451

TH 4Q 2019 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Net income to Adjusted net income and Adjusted diluted earnings per share

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income	$66	$3,877	$6,236	$4,956

Adjustments:
Restructuring costs	—	764	168	8,593
Target Parent selling, general, and administrative costs	—	(1,755)	246	7,378
Other expense (income), net	6,844	(6,813)	7,908	(8,126)
Transaction expenses	329	6,067	38,357	8,400
Acquisition-related expenses	—	(4,016)	370	5,211
Loss on impairment	—	15,320	—	15,320
Stock-based compensation	884	—	1,527	—
Other adjustments	312	—	3,559	—
Less: Income tax benefits	(2,037)	(2,150)	(12,063)	(8,818)
Adjusted net income	$6,398	$11,294	$46,308	$32,914

Weighted average shares outstanding - basic and diluted	97,835,525	74,786,327	94,501,789	41,290,711

Earnings per share, reported - basic and diluted	$0.00	$0.05	$0.07	$0.12

Adjusted earnings per share - basic and diluted	$0.07	$0.15	$0.49	$0.80

TH 4Q 2019 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

Total revenue	$76,113	$96,152	$321,096	$240,600

Gross profit	$31,531	$26,035	$147,013	$90,234

Adjustments:
Depreciation of specialty rental assets	12,338	8,430	43,421	31,610
Loss on impairment	—	15,320	—	15,320
Adjusted gross profit	$43,869	$49,785	$190,434	$137,164

Adjusted gross profit margin	58%	52%	59%	57%

TH 4Q 2019 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin

($ in thousands)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

Total revenue	$76,113	$96,152	$321,096	$240,600

Net income	$66	$3,877	$6,236	$4,956
Interest expense, net	9,345	9,175	33,401	24,198
Loss on extinguishment of debt	—	—	907	—
Income tax expense	2,045	9,176	7,607	11,755
Other depreciation and amortization	3,881	3,660	15,481	7,518
Depreciation of specialty rental assets	12,338	8,430	43,421	31,610
EBITDA	$27,675	$34,318	$107,053	$80,037

Adjustments:
Loss on impairment	—	15,320	—	15,320
Currency (gains) losses, net	(46)	77	(123)	149
Restructuring costs	—	764	168	8,593
Transaction expenses	329	6,067	38,357	8,400
Stock-based compensation	884	—	1,527	—
Acquisition-related expenses	—	(4,016)	370	5,211
Other expense (income), net	6,890	(6,890)	8,031	(8,275)
Other adjustments	312	—	3,559	—
Target parent selling, general, and administrative costs	—	(1,755)	246	7,378
Adjusted EBITDA	$36,044	$43,885	$159,188	$116,813

Adjusted EBITDA margin	47%	46%	50%	49%

TH 4Q 2019 Earnings Release	Page 14 of 14